Exhibit 99

Form 3 Joint Filer Information

Name:	Emulex Corporation
Address:	3535 Harbor Blvd. Costa Mesa, CA 92626
Designated Filer:	Aviary Acquisition Corp.
Issuer & Ticker Symbol:	Vixel Corporation (“VIXL”)
Date of Event Requiring Statement:	10/08/2003
Signature:	EMULEX CORPORATION By:/s/ Paul Folino